Exhibit 99.1

July 31, 2007

Dear Shareholders,

It’s been several weeks since our annual shareholder meeting and we continue to make great progress with our business plans.  This continues to be an exciting and dynamic time here at Voyant.  So here is an update on some of the latest highlights.

Yesterday, we announced a new release of our RocketStream platform. We are particularly excited about this release from our subsidiary because of what it means in our quest to have the RocketStream platform become the de facto standard for transferring files around the Internet. This release takes the product in two important directions.  First, it makes RocketStream a more powerful tool for the enterprise market segment by providing a rich automation feature set that several of our customers have been asking for.  Now, RocketStream is not just a transport tool to replace TCP (albeit much faster); it is also a data workflow enhancement enabler, and we expect this to give RocketStream an even deeper positive impact on our customers’ business productivity.

Second, we’ve enhanced the RocketStream Protocol by adding a second protocol we call Parallel Delivery Protocol (PDP).  PDP is important because it is very effective at lower data rates.  Where RocketStream had previously focused on users with Internet connections above 5 Mb/s, PDP now allows us to bring value to users with bandwidth pipes as small as 1 Mb/s.  Putting the technical-speak aside, this means that RocketStream can benefit users working at small businesses and from their homes, and that’s a large number of potential users. We now will be able to focus our sales channels on a much larger universe of client accounts. As an example, imagine a large company with thousands of remote workers, all of whom need RocketStream.  We are now able to empower them all, even those with lower bandwidth connections. Additionally, we are now building out the team to focus on establishing the sales channels and partner relationships we need to land marquee accounts.

Now that we have a protocol that can apply to home broadband connections, we also want to focus directly on the consumer space. After careful market analysis, we have decided to launch a separate, truly consumer-focused product.  I want to be clear: At this time, we are announcing our intention to develop and release this product. We are not yet announcing a release date. We will leverage the new RocketStream PDP engine, and we will update our current business-centric user interface with an even simpler consumer-oriented one. We intend to brand this product separately from RocketStream, and we’re very excited about this market: Think consumer.  Think simple-to-use.  Think fast.

Of course, there’s also a lot going on at Voyant besides RocketStream.  The Aviation Broadband business we announced in June is moving forward well.  We’re working on the technical aspects of the system, and we’re already having early-stage meetings with potential customers (that is, with airlines) and partners.  I just can’t say enough about how exciting this venture is.  I think our timing is just perfect, and we really have a wonderful opportunity in this space. I’m not surprised at the early attention we are getting; I think our technology play here is very good.

Voyant Productions is also making good progress.  Mark Laisure, who is heading that business unit personally, is working on putting together a consortium of Hollywood people with all of the right relationships and business contacts so that we will have the ability to monetize media content -- both our own content and that created by others.  At the same time, we’re continuing to evaluate new Content Creation and Aggregation opportunities and moving swiftly to lock in those that fit our criteria of being good tactical and strategic plays for this business unit.

Of course, we’re also pursuing the other activities we’ve told you about: working on our acquisitions of Wild Woods and DL Music and moving ahead with the Sports Immortals Internet destination portal.  And as always, we’re carefully and diligently evaluating new opportunities as we come across them.  Our deal flow remains robust, and that is important.  While we are conscious of the dangers of overextending our team and our resources, we also know that Voyant’s core value is in the ability to see connections between media and technology, and we must continue to leverage this vantage point.  That means seeing and acting upon the right opportunities when they present themselves.

The team is energized, and we are determined to make our vision a reality. In fact, we will be carefully expanding the team in the next few weeks with some fantastic individuals.

We know we have a bold vision, and we know that realizing such an ambitious vision takes a lot of effort and time. It is important to stay focused on the big picture, while not losing sight of all the day-to-day activities and challenges. It doesn’t happen overnight, and it doesn’t happen without a lot of hard work from many dedicated individuals.  But that is exactly this kind of energy and dedication that this team is bringing to Voyant, so stay tuned.  There’s a lot of great activity going on, and you don’t want to miss it.

Sincerely,

___________________

Dana Waldman

CEO

P.S.: As always, I need to remind you that, in this letter, we make forward-looking statements about our future expectations, plans and prospects. There is a risk that the actual results we achieved will differ from those forward-looking statements. To better understand these risks and the reasons that our results may differ from our statements, please read the “Forward Looking Statements Note” on the Investor page of our website and our filings with the Securities Exchange Commission, especially Forms 10KSB and 10QSB.